Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41224, 333-41226, 333-51959, 333-76324, 333-145609, 333-145610 and 333-261926 each on Form S-8 and Registration Statement No. 333-265348 on Form S-3 of our reports dated February 25, 2025, relating to the consolidated financial statements of American Tower Corporation and the effectiveness of American Tower Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 25, 2025